Exhibit 99.1
RPM REPORTS RECORD FIRST-QUARTER FISCAL 2008 RESULTS

•	Net income increases 11%, sales up 10%
•	Industrial segment continues brisk sales growth while consumer segment sales strengthen
•	Fiscal 2008 guidance maintained at 8% overall increase in sales and net income
MEDINA, Ohio – October 3, 2007 – RPM International Inc. (NYSE: RPM) today reported record sales, net income and diluted earnings per share for its fiscal 2008 first quarter ended August 31, 2007. Sales and earnings growth were again led by the company’s industrial segment, while consumer segment results strengthened and showed improvement year-over-year.
First-Quarter Results
Record first-quarter net sales of $930.3 million increased 10.2% over the $844.2 million reported a year ago. Organic sales growth accounted for 7.0% of the increase, including 2.0% in net foreign exchange gains. Acquisition growth was 3.2% of the total.
First-quarter net income was a record $68.3 million, up 11.3% over the $61.3 million reported in the 2007 first quarter. Record first-quarter diluted earnings per share were $0.53, up 8.2% from $0.49 in the year-ago period.
“Results were in line with our expectations and internal plan, despite challenging market conditions that included a soft retail market for our consumer segment and continued raw material price pressures for the industrial segment,” said Frank C. Sullivan, president and chief executive officer.
Consolidated earnings before interest and taxes (EBIT) were $112.9 million, up 5.0% from the $107.5 million reported in the fiscal 2007 first quarter.
First-Quarter Segment Sales and Earnings
RPM’s industrial segment continued its strong growth pattern that began in calendar 2005. Sales in the fiscal 2008 first quarter increased 11.5% to $608.0 million from $545.3 million a year ago. Of the increase, 2.0% resulted from acquisitions, while 9.5% was organic, including 2.4% net favorable foreign exchange gains. Industrial EBIT grew 8.5% to $80.3 million from $74.0 million in the fiscal 2007 first quarter.
“Nearly all of RPM’s international industrial businesses, along with our polymer flooring and corrosion control coatings lines, continued to generate double-digit growth. Roofing products and services and concrete admixtures also had strong first-quarter revenue performance. Certain industrial raw material prices remain at stubbornly high levels, with zinc products, epoxies and various solvents actually increasing during the quarter. To a large extent, we have been successful in more than offsetting these raw material price pressures through higher selling prices, as reflected in our improved gross margins,” Sullivan said. “Increased selling, general and administrative expense, however,

RPM Reports First-Quarter Results
October 3, 2007

resulted in lower operating leverage for the quarter. Expenses this quarter included the effects of foreign exchange, prior year acquisitions, and continuing investments in various growth initiatives,” he said.
Consumer segment sales improved by 7.9% in the quarter, to $322.4 million from $298.9 million. Of the growth, 5.6% was from acquisitions and 2.3% was organic, including 1.0% of net favorable foreign exchange. Consumer segment EBIT increased 4.4% to $43.8 million from $41.9 million a year ago. “Given the retail climate of the past 18 months, this modest organic growth is encouraging. The growth in consumer segment selling, general and administrative expense includes investments in marketing and advertising to support our expectations of renewed growth in our consumer businesses,” Sullivan said.
Cash Flow and Financial Position
As a result of working capital timing differences and higher cash outlays for asbestos, RPM businesses had negative cash flow from operations of $3.0 million in the fiscal 2008 first quarter. Year-ago cash flow from operations was $23.1 million. RPM drew down $22.8 million of its $354.3 million asbestos reserve to cover pre-tax payments for indemnity and defense costs during the quarter, compared to $16.4 million a year ago.
Regarding asbestos cash outlays for the quarter, Sullivan said, “Higher asbestos cash costs in the quarter resulted from steps taken to lower the future costs of handling and defending our claims. To facilitate these changes, we have absorbed redundant costs and accelerated payments of previously incurred defense related costs, which have added to our near-term cash payments. We anticipate comparable cash outlays in the second quarter as we complete these cost reduction actions. Without the burden of these transitional costs, our expenditures for defense are in line with previous quarters. Most importantly, these actions will substantially improve our future cost structure,” said Sullivan. “Additionally, we closed a high number of asbestos claims this quarter. With the number of closed claims exceeding new claims filed, our overall active case load has been leveling off over the past few quarters,” he said.
First-quarter capital expenditures of $5.5 million were below depreciation of $15.4 million and fiscal 2007 first quarter capital expenditures of $11.2 million. Total debt of $1.0 billion at August 31, 2007 compares to $0.9 billion a year ago, mainly reflecting additional debt incurred for acquisitions. At the end of the quarter, debt-to-total capital net (of cash) was 43.0%, compared to 43.3% at the end of fiscal 2007.
Business Outlook
“We remain comfortable with our guidance for the current fiscal year, which anticipates sales and net income growth of 8%. Subsequent to the end of the quarter, we announced the acquisition of Star Maling, a $30 million business in Norway, by our Carboline Company. We are pursuing other similar-sized acquisitions, and expect to complete more of these during fiscal 2008. While immediately adding to sales growth, these transactions will likely be neutral to earnings in the year of their completion,” Sullivan said.

RPM Reports First-Quarter Results
October 3, 2007

Webcast and Conference Call Information
RPM management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-901-5213 or 617-786-2962 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode. For those unable to listen to the live call, a replay will be available from approximately 12:00 noon EDT on October 3 until 11:59 p.m. EDT on October 10, 2007. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 63009168. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.
For more information, contact P. Kelly Tompkins, executive vice president and chief administrative officer, at 330-273-5090 or ktompkins@rpminc.com.
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non- currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and (j) other risks detailed in the company’s filings with the Securities and Exchange Commission, including the risk factors set forth in the company’s Annual Report on Form 10-K for the year ended May 31, 2007, as the same may be updated from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
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CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
IN THOUSANDS, EXCEPT PER SHARE DATA

	Three Months Ended
	August 31,
	2007	2006
Net Sales	$930,339	$844,161
Cost of sales	546,437	499,088

Gross profit	383,902	345,073
Selling, general & administrative expenses	271,035	237,585
Interest expense, net	12,718	13,203

Income before income taxes	100,149	94,285
Provision for income taxes	31,881	32,943

Net Income	$68,268	$61,342

Basic earnings per share of common stock	$0.57	$0.52

Diluted earnings per share of common stock	$0.53	$0.49

Average shares of common stock outstanding — basic	119,677	117,467

Average shares of common stock outstanding — diluted	130,026	128,192

SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)
IN THOUSANDS

	Three Months Ended
	August 31,
	2007	2006
Net Sales:
Industrial Segment	$607,953	$545,254
Consumer Segment	322,386	298,907

Total	$930,339	$844,161

Income (Loss) Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (a)	$79,574	$73,934
Interest (Expense), Net	(745)	(75)

EBIT (b)	$80,319	$74,009

Consumer Segment
Income Before Income Taxes (a)	$42,929	$41,358
Interest (Expense), Net	(853)	(580)

EBIT (b)	$43,782	$41,938

Corporate/Other
(Expense) Before Income Taxes (a)	$(22,354)	$(21,007)
Interest (Expense), Net	(11,120)	(12,548)

EBIT (b)	$(11,234)	$(8,459)

Consolidated
Income Before Income Taxes (a)	$100,149	$94,285
Interest (Expense), Net	(12,718)	(13,203)

EBIT (b)	$112,867	$107,488

(a)	The presentation includes a reconciliation of Income Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(b)	EBIT is defined as earnings before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	August 31, 2007	August 31, 2006
	(unaudited)	(unaudited)	May 31, 2007
Assets
Current Assets
Cash and short-term investments	$159,843	$107,970	$159,016
Trade accounts receivable	695,089	621,093	763,426
Allowance for doubtful accounts	(19,862)	(20,870)	(19,167)

Net trade accounts receivable	675,227	600,223	744,259
Inventories	471,660	418,243	437,759
Deferred income taxes	37,489	41,896	39,276
Prepaid expenses and other current assets	202,033	187,173	189,939

Total current assets	1,546,252	1,355,505	1,570,249

Property, Plant and Equipment, at Cost	976,253	898,328	963,200
Allowance for depreciation and amortization	(511,066)	(457,189)	(489,904)

Property, plant and equipment, net	465,187	441,139	473,296

Other Assets
Goodwill	836,768	792,353	830,177
Other intangible assets, net of amortization	350,132	322,350	353,420
Other	99,481	94,910	106,007

Total other assets	1,286,381	1,209,613	1,289,604

Total Assets	$3,297,820	$3,006,257	$3,333,149

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$314,862	$289,340	$385,003
Current portion of long-term debt	102,322	5,245	101,641
Accrued compensation and benefits	90,191	91,955	132,555
Accrued loss reserves	68,260	63,174	73,178
Asbestos-related liabilities	53,000	58,575	53,000
Other accrued liabilities	136,041	134,657	119,363

Total current liabilities	764,676	642,946	864,740

Long-Term Liabilities
Long-term debt, less current maturities	921,734	926,382	886,416
Asbestos-related liabilities	278,445	346,268	301,268
Other long-term liabilities	162,579	102,994	175,958
Deferred income taxes	27,023	13,836	17,897

Total long-term liabilities	1,389,781	1,389,480	1,381,539

Total liabilities	2,154,457	2,032,426	2,246,279

Stockholders’ Equity
Preferred stock; none issued Common stock (outstanding 121,299; 118,850; 120,906)	1,213	1,189	1,209
Paid-in capital	589,120	547,877	584,845
Treasury stock, at cost	(3,474)
Accumulated other comprehensive income	38,689	32,930	25,140
Retained earnings	517,815	391,835	475,676

Total stockholders’ equity	1,143,363	973,831	1,086,870

Total Liabilities and Stockholders’ Equity	$3,297,820	$3,006,257	$3,333,149

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED) IN THOUSANDS

	Three Months Ended
	August 31,
	2007	2006
Cash Flows From Operating Activities
Net income	$68,268	$61,342
Depreciation and amortization	20,878	19,173
Items not affecting cash and other	(1,112)	2,379
Changes in operating working capital	(76,408)	(49,320)
Changes in asbestos-related liabilities, net of tax	(14,657)	(10,523)

	(3,031)	23,051

Cash Flows From Investing Activities
Capital expenditures	(5,514)	(11,246)
Acquisition of businesses, net of cash acquired	(3,387)	(39,270)
Purchases of marketable securities	(26,129)	(18,214)
Proceeds from the sale of marketable securities	25,667	10,996
Other	374	286

	(8,989)	(57,448)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	34,695	93,372
Reductions of long-term and short-term debt	(830)	(41,234)
Cash dividends	(21,170)	(18,999)
Exercise of stock options, including tax benefit	2,419	965
Repurchase of stock	(3,474)

	11,640	34,104

Effect of Exchange Rate Changes on Cash and Short-Term Investments	1,207	(353)

Increase (Decrease) in Cash and Short-Term Investments	$827	$(646)